ASSET PURCHASE AND STOCK TRANSFER AGREEMENT

THIS ASSET PURCHASE AND STOCK TRANSFER AGREEMENT (hereinafter referred to as the "Agreement") is made and entered into as of the  15th   day  of January 2004 (the "Effective Date"), by and between:

OXYSURE SYSTEMS, INC., a company duly organized and existing pursuant to the laws of the State of Delaware, (hereinafter referred to as "OSI" or the "Company");

ROSS GLOBAL, INC., a company duly organized and existing pursuant to the laws of the State of Nevada, (hereinafter referred to as "RGI");

JTR INVESTMENTS LIMITED, a Texas Limited Partnership (hereinafter referred to as "JTRIL"); and

JULIAN T. ROSS, a key employee of RGI (hereinafter referred to as "Ross").

WITNESSETH:

WHEREAS, The Company was formed to carry on business as a medical devices organization with special emphasis on marketing portable respiratory equipment and devices;

WHEREAS, RGI and Ross have jointly developed a unique method and apparatus for generating medically pure oxygen utilizing a catalytic process, and which catalytic process utilizes two chemical powders consisting of a reagent and a proprietary catalyst;

WHEREAS; OSI desires to acquire certain assets, including certain rights, title and interest to the collective intellectual property, relating to the oxygen method and apparatus, developed by RGI and Ross, and whereas OSI desires to acquire this collective intellectual property;

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements hereinafter set forth, the parties hereto mutually covenant and agree as follows:

1.	DEFINITIONS. Whenever used in this Agreement, the following terms shall have the meanings set forth below:
	(a)	"Affiliate" shall mean any corporation or other entity that is directly or indirectly controlling, controlled by or under tire common control with a party hereto for so long as such control exists. For the purpose of this Agreement, "control" shall mean the direct or indirect ownership of fifty percent (50%) or more of the outstanding shares or other voting rights of the subject entity to elect directors, or if not meeting the preceding, any entity owned or controlled by or owning or controlling at the maximum control or ownership right permitted in the country where such entity exists.

(b)
"Licensee" means a third party to whom OSI has granted a license or sublicense under the Patents, to make, have made, import, use, sell, offer for  sale or otherwise exploit a Product. "Licensee" includes a third party to whom OSI has granted the right to distribute a Product.

(c)
"Patents" shall mean (i) that certain patent entitled "Method and Apparatus for Generating Oxygen" filed with the United States Trademark and Patent Office on November 20, 2003, marked Exhibit A, which patent is assigned by Ross to OSI pursuant to that certain Assignment Agreement dated January 15, 2004 (the "Assignment Agreement"); and (ii) all related patents applied for or filed by Ross, or to be filed by or applied for by Ross subsequent to the Effective Date, and which patents shall be assigned by Ross to OSI pursuant to that certain Employment Agreement between OSI and Ross dated January 15, 2004 (the "Employment Agreement").

(d)
"RGI Technology" means technological models, algorithms, manufacturing processes, design drawings (whether manual or electronic), design processes, prototypes, behavioral models, schematics, test vectors, know-how, computer and electronic data processing and other apparatus programs and software, databases and documentation thereof, trade secrets, technical information, specifications, drawings, records, documentation, works of authorship or other creative works, ideas, knowledge, data or the like that is owned by or licensed to RGI (to the extent RGI may grant a license or sublicense to such intellectual property) as of the Effective Date, including without limitation information useful to the practice of the inventions claimed in the OSI Patents, except that RGI Technology shall exclude any and all information, know-how, formulation or trade secrets relating to the manufacture of the "Catalyst", whether developed prior to or subsequent to the Effective Date.

(e)
"Product" shall mean any equipment, products, processes or methods covered by or that exploit or make use of one or more Valid Claims or that exploit or make use of the RGI Technology, including, without limitation, any and all respiratory or medical devices, portable or otherwise, including emergency-duration oxygen dispensers and related accessories, sold under or utilizing tire "Oxysure Logo Trademark", or the "Oxysure Name Trademark", or the "Oxysure Tag Line Trademark".

(f)
"Catalytic Reaction" shall mean that certain chemical reaction, covered by a Valid Claim, between two powders that produces medically pure oxygen and which chemical reaction is utilized in the Product, where applicable, to generate medically pure oxygen.

(g)	"Valid Claim" means a claim of any Patent that has not expired, lapsed, or been held invalid, unpatentable or unenforceable.
(h)	"Reagent" shall mean that certain powder used in the Catalytic Reaction to generate the oxygen.
(i)	"Catalyst" shall mean that certain catalyst used to initiate or otherwise accelerate the Catalytic Reaction.
(j)
"Oxysure Logo Trademark" shall mean that certain trademark owned by RGI and filed with the United States Patent & Trademark Office, consisting of the word "Oxysure" in green with a stylized letter O, marked "Exhibit B".

(k)
"Oxysure Name Trademark" shall mean mat certain trademark owned by RGI and filed with the United States Patent & Trademark Office, consisting of the word "Oxysure" in standard character format without claim to any particular font style, size or color, marked "Exhibit C".

(1)
"Oxysure Tag Line Trademark" shall mean that certain trademark owned by RGI and filed with the United States Patent & Trademark Office, consisting of the words "Pure Oxygen from Powder" in standard character format without claim to any particular font style, size or color, marked "Exhibit D".

(m)	"Domain Name" shall mean the Universal Record Locator (URL) http://www.oxysure.com or www.oxysure.com or oxysure.com.
(n)	"Securities Act" shall mean the Securities Act of 1933, as amended.

2.      ASSET PURCHASE.

2.1
RGI Technology. Subject to tire provisions set forth herein, RGI hereby transfers to OSI all rights, title and interest to the RGI Technology; OSI shall have tire right to grant an exclusive, worldwide, perpetual, irrevocable license to another party, or grant exclusive or non-exclusive sublicenses, to commercialize, use, reproduce, translate, distribute (by any means known or hereafter developed, including electronic distribution), market, make derivative works of and otherwise exploit the RGI Technology.

2.2
Patents. Subject to the provisions set forth herein, RGI and Ross hereby transfers to OSI all rights, title and interest the Patents. OSI shall have the right to grant an exclusive, worldwide, perpetual, irrevocable license to another party, or to grant exclusive or non-exclusive sublicenses, under the Patents, to commercialize, make, sell, offer for sale, import and use products, and to perform processes, products and methods, that embody the inventions described in the Patents. Ross shall assign the Patents to OSI, pursuant to that certain Assignment Agreement dated March 24, 2004 and that certain Employment Agreement made between OSI and Ross dated January 15, 2004.

2.3
Trademarks. Subject to the provisions set forth herein, RGI hereby transfers to OSI all rights, title and interest to the Oxysure Logo Trademark, Oxysure Name Trademark, and the Oxysure Tag Line Trademark. OSI shall have the right to grant an exclusive, worldwide, perpetual, irrevocable license to another party, or to grant exclusive or non-exclusive sublicenses, to reproduce, copy, market with, make derivative works of, use in commerce, or otherwise exploit the Oxysure Logo Trademark, Oxysure Name Trademark, and the Oxysure Tag Line Trademark. Ross shall assign the Oxysure Logo Trademark, Oxysure Name Trademark, and the Oxysure Tag Line Trademark to OSI.

2.4
Domain Name. Subject to the provisions set forth herein, RGI hereby transfers to OSI all rights, title and interest the Domain Name. OSI shall have the right to grant an exclusive, worldwide, perpetual, irrevocable license to another party, or to grant exclusive or non-exclusive sublicenses, to host websites, publish and distribute information via the World Wide Web, host and operate email, generally use in commerce, or otherwise exploit the Domain Name.

2.5
Product. Subject to the provisions set forth herein, RGI hereby transfers to OSI all rights, title and interest the Product. OSI shall have the right to grant an exclusive, worldwide, perpetual, irrevocable license to another party, or to grant exclusive or non-exclusive sublicenses, to commercialize, make, package, repackage, sell, offer for sale, market, import or distribute the Product.

3.           CONSIDERATION

3.1
Stock Issuance. OSI shall issue to RGI six million (6,000,000) shares of common stock at par. In addition, OSI shall issue to JTRIL sixty-four million (64,000,000) shares of its common stock at par. Stock issued in terms hereof shall have antidilution rights, and shall be free of any restriction whatsoever. RGI and JTRIL shall hereinafter jointly be referred to as the "Subscriber". All shares issued to Subscriber pursuant to this Agreement shall hereinafter be referred to as "Shares".

3.2
Note. OSI shall issue and deliver to RGI a promissory, non-recourse demand note ("Note") in the amount of $150,000. Principal on the note shall payable in 24 (twenty four) equal monthly installments of $6,250. RGI shall have the right to accelerate any or all of the unpaid principal due on the Note at any time. While any portion of the Note remains unpaid, interest shall accrue on any outstanding principal balance at a rate of 6.5% per annum.

4.           TERM
This Agreement shall commence on the Effective Date, and will continue in full force and effect until the expiration of the last to expire of the Patents; provided, however, that

OSI's license to the RGI Technology will survive the expiration (but not the earlier termination) of this Agreement if this Agreement were otherwise in effect on the date of the last of the Patents to expire.
5.       REGULATORY COMPLIANCE

OSI shall at its own expense maintain compliance with all federal, state and local regulatory provisions as they may apply to the Product. These may include, but shall not be limited to:

5.1	Submission for and obtainment of a new section 510(k) notification from the Food and Drug Administration covering the Product and all subsequent or alternative versions of the Product.

5.2
Submission to the Food and Drug Administration of forms FDA 2891 and FDA 2892, respectively registering OSI as a Device Establishment and listing the Product as a Medical Device for OSI. RGI consents to these changes, and RGI consents to the use of its establishment registration number by OSI on an exclusive basis.

5.3
Compliance with all general controls and special control provisions of the Federal Food, Drug and Cosmetic Act, including, without limitation provisions in the Code of Federal Regulations, Title 21, Parts 800 to 895, and compliance with current Good Manufacturing Practice (GMP), as set forth in the Quality System Regulation (QS) for Medical Devices: General Regulation (21 CFR Part 820).

6.          CONDITIONS PRECEDENT

6.2	Ross and OSI shall enter into an Employment Agreement to serve as Chairman & CEO of OSI.

6.3
Ross shall execute Assignment Agreements in favor of OSI, in terms of which the Patents, the Oxysure Logo Trademark, Oxysure Name Trademark, and the Oxysure Tag Line Trademark shall be assigned to OSI.

7.           RESTRICTIONS ON TRANSFER

7.1	Subscriber Representations. In connection with the issuance of Shares under this Agreement, the Subscriber hereby represents and warrants to the Company as follows:

7.2
The Subscriber is acquiring and will hold the Shares for investment for his or her account only and not with a view to, or for resale in connection with, any "distribution" thereof within the meaning of the Securities Act.

7.2
 The Subscriber understands that the Shares have not been registered under the Securities Act by reason of a specific exemption therefrom and that the Shares must be held indefinitely, unless they are subsequently registered under the Securities Act or the Subscriber obtains an opinion of counsel, in form and substance satisfactory to the Company and its counsel, that such registration is not required. The Subscriber further acknowledges and understands that the Company is under no obligation to register the Shares.

7.3
The Subscriber is aware of the adoption of Rule 144 by the Securities and Exchange Commission under the Securities Act, which permits limited public resales of securities acquired in a non-public offering, subject to the satisfaction of certain conditions, including (without limitation) tire availability of certain current public information about the issuer, the resale occurring only after the holding period required by Rule 144 has been satisfied, the sale occurring through an unsolicited "broker's transaction," and the amount of securities being sold during any three-month period not exceeding specified limitations. The Subscriber acknowledges and understands that the conditions for resale set forth in Rule 144 have not been satisfied and that the Company has no plans to satisfy these conditions in the foreseeable future.

7.4
The Subscriber will not sell, transfer or otherwise dispose of the Shares in violation of the Securities Act, the Securities Exchange Act of 1934, or the rules promulgated thereunder, including Rule 144 under the Securities Act. The Subscriber agrees that he or she will not dispose of the Shares unless and until he or she has complied with all requirements of this Agreement applicable to the disposition of Shares and he or she has provided the Company with written assurances, in substance and form satisfactory to the Company, that (A) the proposed disposition does not require registration of the Shares under tire Securities Act or all appropriate action necessary for compliance with the registration requirements of the Securities Act or with any exemption from registration available under the Securities Act (including Rule 144) has been taken and (B) the proposed disposition will not result in the contravention of any transfer restrictions applicable to the Shares under tire Rules of the California Corporations Commissioner.

7.5
The Subscriber has been furnished with, and has had access to, such information as he or she considers necessary or appropriate for deciding whether to invest in the Shares, and the Subscriber has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the issuance of the Shares.

7.6
The Subscriber is aware that his or her investment in the Company is a speculative investment that has limited liquidity and is subject to the risk of complete loss. The Subscriber is able, without impairing his or her financial condition, to hold the Shares for an indefinite period and to suffer a complete loss of his or her investment in the Shares.

7.7
Securities Law Restrictions. Regardless of whether the offering and sale of Sharesunder this Agreement have been registered under the Securities Act or have been registered or qualified under the securities laws of any state, the Company at its discretion may impose restrictions upon the sale, pledge or other transfer of the Shares (including the placement of appropriate legends on stock certificates or the imposition of stop-transfer instructions) if, in the judgment of the Company, such restrictions are necessary or desirable in order to achieve compliance with the Securities Act, the securities laws of any state or any other law.

7.8
Market Stand-Off. In connection with any underwritten public offering by the Company of its equity securities pursuant to an effective registration statement filed under the Securities Act, including the Company's initial public offering, the Subscriber shall not directly or indirectly sell, make any short sale of, loan, hypothecate, pledge, offer, grant or sell any option or other contract for the purchase of, purchase any option or other contract for the sale of, or otherwise dispose of or transfer, or agree to engage in any of the foregoing transactions with respect to, any Shares without the prior written consent of the Company or its underwriters. Such restriction (the "Market Stand-Off3) shall be in effect for such period of time following the date of the final prospectus for the offering as may be requested by the Company or such underwriters. In no event, however, shall such period exceed 180 days. The Market Stand-Off shall in any event terminate two years after the date of the Company's initial public offering. In the event of the declaration of a stock dividend, a spin-off, a stock split, an adjustment in conversion ratio, a recapitalization or a similar transaction affecting the Company's outstanding securities without receipt of consideration, any new, substituted or additional securities which are by reason of such transaction distributed with respect to any Shares subject to the Market Stand-Off, or into which such Shares thereby become convertible, shall immediately be subject to the Market Stand-Off. In order to enforce the Market Stand Off, the Company may impose stop-transfer instructions with respect to the Shares until the end of the applicable stand-off period. The Company's underwriters shall be beneficiaries of the agreement set forth in this Subsection 7.8. This Subsection 7.8 shall not apply to Shares registered in the public offering under the Securities Act, and the Subscriber shall be subject to this Subsection 7.8 only if the directors and officers of the Company are subject to similar arrangements.

7.9
Rights of the Company. The Company shall not be required to (i) transfer on its books any Shares that have been sold or transferred in contravention of this Agreement or (ii) treat as the owner of Shares, or otherwise to accord voting, dividend or liquidation rights to, any transferee to whom Shares have been transferred in contravention of this Agreement.

8.      LEGENDS

Legends. All certificates evidencing the Shares shall bear the following legends:

"THE SHARES REPRESENTED HEREBY MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, ENCUMBERED OR JN ANY MANNER DISPOSED OF, EXCEPT IN COMPLIANCE WITH THE TERMS OF A WRITTEN AGREEMENT BETWEEN THE COMPANY AND THE REGISTERED HOLDER OF THE SHARES (OR THE PREDECESSOR IN INTEREST TO THE SHARES). THE SECRETARY OF THE COMPANY WILL UPON WRITTEN REQUEST FURNISH A COPY OF SUCH AGREEMENT TO THE HOLDER HEREOF WITHOUT CHARGE."

"THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED, OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR AN OPINION OF COUNSEL, SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED."

If required by the authorities of any state in connection with the issuance of the Shares, the legend or legends required by such state authorities shall also be endorsed on all such certificates.

9.      MISCELLANEOUS PROVISIONS

9.1
Governing Law. This Agreement, and any dispute arising from the performance or breach hereof, will be governed by and construed and enforced in accordance with the laws of the State of Texas, without reference to conflicts of laws principles. The prevailing party in any legal action to enforce or interpret this Agreement shall be entitled to reasonable costs and attorneys' fees and expenses in connection therewith.

9.3
Assignment. Neither party may assign this Agreement without the prior written consent of the other party, except that either party may assign this Agreement without such consent to an entity that acquires all or substantially all of the business or assets of such party pertaining to the subject matter hereof, whether by merger, reorganization, acquisition, sale or otherwise. Any other attempted assignment of this Agreement will be void. Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of the parties and their successors, heirs and assigns.

9.4
Notices. All notices, requests and other communications hereunder will be in writing and will be personally delivered or sent by telecopy or other electronic facsimile transmission or by registered or certified mail, return receipt requested, postage prepaid, or overnight courier, in each case to the respective address appearing below each party's signature, or such other address as may be specified in writing to the other party hereto.

9.5
Partial Invalidity. If any provision of this Agreement is held to be invalid by a court of competent jurisdiction, then the remaining provisions will remain, nevertheless, in full force and effect. The parties agree to renegotiate in good faith any provision held invalid and to be bound by the mutually agreed substitute provision in order to give the most approximate effect originally intended by the parties.

9.6
Severability. In the event that any provisions of this Agreement are determined to be invalid or unenforceable by a court of competent jurisdiction, the remainder of the Agreement will remain in full force and effect without said provision. In such event, the parties will in good faith negotiate a substitute clause for any provision declared invalid or unenforceable, which will most nearly approximate the intent of the parties in entering this Agreement.

9.7
Waiver. It is agreed that no waiver by either party hereto of any breach or default of any of the covenants or agreements herein set forth will be deemed a waiver as to any subsequent and/or similar breach or default.

9.8
Complete Agreement. This Agreement (together with the applicable provisions of the Merger Agreement) constitutes the entire agreement, both written and oral, between the parties with respect to the subject matter hereof, and mat all prior agreements respecting the subject matter hereof, either written or oral, expressed or implied, are merged and canceled, and are null and void and of no effect. No amendment or change hereof or addition hereto will be effective or binding on either of the parties hereto unless reduced to writing and duly executed on behalf of both parties hereto.

9.9	Headings. The captions to the Sections hereof are not a part of this Agreement, but are included merely for convenience of reference only and will not affect its meaning or interpretation.

9.10	Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original and which together will constitute one instrument.

IN WITNESS WHEREOF, the undersigned have executed this Agreement on the date first above written.

STATE OF TEXAS

COUNTY OF COLLIN

BEFORE ME, the undersigned, on this day personally appeared Julian Ross, known to me to be the person executing the foregoing document, and stated that he executed the same for the pruposes and considerations therein expressed.

IN WITNEDD WHEREOF, I have set my hand and official seal, on this 26th day of April, 2004

____________________________________
Notary Public, State of Texas